Exhibit 99

February 10, 2006

Dear Shareholders,

With the advent of a new year, we are taking the opportunity to summarize the many important milestones for ZAP in 2005 and what impact these events will have in 2006 and onward.

ZAP’s mission for the past decade has been building a business focused on developing and delivering fuel-efficient vehicles and advanced technologies to the consumer market. ZAP is becoming known as the pioneer in the alternative transportation market, thereby attracting state-of-the-art technologies from interested concerns worldwide. We feel honored to be viewed in this light by others in the industry and, in turn, are driven to incorporate these advancements into our product offerings.  ZAP has grown to the point where not only do we offer our wide array of fun ZAP bikes, scooters, ATVs and other vehicles for personal and recreational use, ZAP has now established a full-fledged automotive marketing unit.  The new business unit will focus on creating an advanced automotive technology dealer network as well as the growing Micro-Car niche, which we believe to be the business opportunity of our lifetimes.  We have taken several steps in 2005 to secure a leadership position in this marketplace:

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ZAP has relationships with dealers throughout the United States for distributing vehicles when they become available. These relationships are paramount for reaching consumers on a grand scale. Additionally, they enable ZAP to simultaneously strengthen ties with local communities while focusing on ZAP’s key expertise – conversion technology to meet government safety and emissions standards. While several manufacturers of vehicles have contacted ZAP about possible distribution of more automobiles, thousands of dealers have contacted us worldwide to share in the opportunity. In the near-term, ZAP will be selecting a limited number of dealerships who share our long-term business philosophy as we manage the growth of this distribution network.

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ZAP’s experience with the Smart ForTwo Coupe and the demand we have uncovered have affirmed our business plan of targeting what we believe to be a substantially growing niche market for smaller, more fuel-efficient automobiles, largely ignored by the U.S. industry in general.  We believe we had the right idea, but the lack of control by not having a direct relationship with the manufacturer has caused confusion and delays for the past year. We intend to deliver more Smart Cars, but it is now of secondary importance to us as we develop the new vehicles mentioned below. We intend to alert the public on any new developments regarding availability and we appreciate your patience.

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To fill the demand for smaller, more fuel-efficient cars, we are excited about the addition of the XEBRA and OBVIO ! vehicles into our automotive business plans. We expect the XEBRA electric car from China to be available soon and are now organizing test-drive events for the public and fleet buyers with authorized dealerships. With all the fundamental comforts of a car, the XEBRA is a design we call a ‘City Car,’ seeking to expand the electric vehicle niche to 40 MPH city-limit, non-freeway driving, useful for many municipalities, urban drivers, and in-town commuters. At $8,995 and approximately a third of the fueling costs of gasoline, the value proposition of the 100 percent plug-in XEBRA has sparked interest from all over the world.

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Meanwhile, work continues in our new venture to introduce the OBVIO ! trybrid from Brazil, with its sporty styling and innovative, fuel-efficient design. OBVIO ! is discussing the possibility of building on the success of hybrids to create a ‘trybrid’ drive train that uses a flexible-fueled internal combustion engine capable of burning gasoline or ethanol or any mixture thereof, a technology common in Brazil where gasoline markets are volatile. The venture to export cars to North America has been met with strong support from the Brazilian government for its potential in creating economic development and jobs in the State of Rio de Janiero. Meanwhile, the OBVIO ! designs by racing legend Anisio Campos have received rave reviews by the international media.  ZAP plans to introduce this concept to North American auto dealers at their largest industry event in mid-February.

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ZAP has obtained a $425 million line of credit to enhance the Auto Portal division. ZAP intends to access this line of credit specifically for purchasing vehicles. The credit line is significant in that it allows ZAP to move forward with importing cars, converting them, and distributing them to dealers. Additionally, OBVIO ! has access to an additional $200 million for manufacturing and exporting its automobiles.

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ZAP has some of the most experienced management in the business, and with the appointment of Mr. Max Scheder-Bieschin as President, ZAP has retained his 15-year background in investment banking, international business via his experience in Europe, as well as his dynamic personality in managing ZAP operations. Mr. Scheder-Bieschin’s talent rounds out ZAP’s management team with the benefit of implementing his knowledge of fundamental principles in finance and operations between our new automotive marketing unit while continuing the pioneering effort with our innovative ZAP bikes, scooters and other electric vehicles.  At the same time he will work in managing the challenge offered in the synergies between the different vehicle developments.

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ZAP has been continually attending public and industry events to increase its visibility for our growing business opportunity. Over the past year, ZAP has participated in over half-a-dozen trade, auto-related, consumer, and technology events including the: San Francisco Auto Show, Los Angeles Auto Show, South Florida State Fair, and Consumer Electronics Show.  These shows continue to attract media recognition, consumer sales, user feedback, and industry recognition for ZAP. In January 2006, ZAP was honored to participate in the Grand Prize Program sponsored by Scientific American for The Consumer Electronics Show with our new XEBRA™ electric ‘city-car.’

We welcome the continual help, feedback and participation of many of our shareholders in making ZAP’s vision of the future a reality and appreciate the loyalty of some who supported us for more than a decade. While it is difficult to stay in close contact with so many of you in this dramatic business climate, please continue to send your comments and ideas.  Email us via investor@zapworld.com or call 212-838-1444 to learn more or share your ideas.  See and order our newest products online at www.zapworld.com.

While 2005 was a year of building, 2006 will be a year of execution.  The milestones listed above provide a strong foundation for ZAP to move forward.  Guided by the noble underpinning of preserving our environment and offering consumers the most advanced and economical modes of transportation, ZAP thanks you for your support and looks forward to keeping you apprised of our progress.

Yours Very Truly,

Steve Schneider
Chief Executive Officer